THRIVENT FINANCIAL FOR LUTHERANS
A Fraternal Benefit Society
Appleton, Wisconsin  54919-0001                        Flexible Premium
                                                Variable Life Insurance
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This certificate of membership and flexible premium variable life insurance is a legal contract between you and Thrivent Financial for
Lutherans.  We issue this contract based on the Application signed by the applicant and the payment of the initial premium.  Upon receiving due proof of the Insured's death, we will pay the Death Proceeds (see
Section 5.1) to the beneficiary according to the provisions of this contract.

The amount or duration of the Death Benefit may vary with the
Accumulated Value.  The Accumulated Value may increase or decrease daily based on the investment experience of the Variable Account.

If this contract is in force with no Debt and no unpaid Monthly
Deductions, the Death Proceeds will be at least equal to the Face
Amount.  If you meet the requirements for a Death Benefit Guarantee, this contract will remain in force at least until the Termination Date shown for that Death Benefit Guarantee on page 3.

Right to Cancel.  Please read this contract carefully.  You may cancel the contract for any reason before midnight of the 10th day after you first receive it.  Do this by (1) mailing or delivering notice of cancellation to our Service Center or to the representative through whom you bought it, and (2) returning the contract.  Notice given by mail and return of the contract by mail are effective on being postmarked, properly addressed and postage prepaid.  If you cancel the contract, it will be deemed void from the beginning.  Within seven days after we receive notice of cancellation and the returned contract, we will refund all premiums paid.

Flexible Premium Variable Life Insurance.
Life insurance payable at death.
Adjustable death benefit.
Contract benefits reflect investment experience of Variable Account.
Annual dividends payable if earned.
Settlement options to provide income.

Signed for the Society

President

Secretary

V-VQ-VUL (03)

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Table of Contents
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            Cover Page
            Index
            Contract Schedule, Contract Data
Section 1   Definitions
Section 2   General Provisions
Section 3   Membership and Ownership
Section 4   Premiums and Reinstatement
Section 5   Death Benefits
Section 6   Changes in Face Amount
Section 7   Accumulated Value and Transfers
Section 8   Surrender
Section 9   Monthly Deduction
Section 10  Loans
Section 11  Variable Account and Unit Values
Section 12  Fixed Account
Section 13  Beneficiary
Section 14  Settlement Provisions
Section 15  Dividends
            Additional Benefits, Amendments, Application

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Index
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Section
Accumulated Value......................7
Accumulation Unit Value...............11
Allocation of Premiums.................4
Annual Report..........................2
Applicant Controller...................3
Automatic Transfers....................7
  Asset Rebalancing....................7
  Dollar Cost Averaging................7
Beneficiary...........................13
Cash Surrender Value...................8
Change of Death Benefit Option.........5
Continuation of Insurance..............4
Cost of Insurance......................9
Death Benefit..........................5
Death Benefit Guarantees...............5
  Death Benefit Guarantee Premiums.....5
  Death Benefit Guarantee Requirements.5
Death Proceeds.........................5
Decrease Charge........................6
Decrease in Face Amount................6
Delay of Payment.......................2
Dividends.............................15
Entire Contract........................2
Fixed Account.........................12
General Account........................1
Section
Grace Period...........................4
Incontestability.......................2
Increase in Face Amount................6
Loan Account..........................10
Loans.................................10
Maintenance of Solvency................2
Membership.............................3
Misstatement of Age or Sex.............2
Monthly Deduction......................9
Net Premium............................1
Ownership..............................3
Paid-Up Life Insurance Option..........8
Premium in Default and Grace Period....4
Premiums...............................4
Reinstatement..........................4
Settlement Options....................14
Suicide................................2
Surrender..............................8
  Cash Surrender Value.................8
  Partial Surrender....................8
  Full Surrender.......................8
Transfer and Assignment................3
Transfer of Accumulated Value..........7
Variable Account......................11

THRIVENT FINANCIAL FOR LUTHERANS             Service Center:
4321 North Ballard Road                      Thrivent Financial for Lutherans
Appleton, Wisconsin  54919-0001              4321 North Ballard Road
                                             Appleton, WI 54919-0001
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Contract Schedule                            Telephone (800) 847-4836

BASIC BENEFIT
  FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE
    PREMIUMS PAYABLE TO THE CONTRACT ANNIVERSARY AFTER AGE 100
    PLANNED PREMIUM:       $100.00
    INTERVAL OF PAYMENT:   MONTHLY
    RISK CLASS:            STANDARD NON-TOBACCO

  DCA FIXED ACCOUNT GUARANTEED INTEREST RATE - 6.00%

VARIABLE ACCOUNT:  THRIVENT VARIABLE LIFE ACCOUNT I

Accumulated Values in the Variable Account depend on the investment experience of the Variable Account and, except as provided by payment of Death Benefit Guarantee Premiums (see Section 5.4), coverage will terminate if the Cash Surrender Value is not sufficient to cover the
Monthly Deduction.  Investment performance or payment of planned premiums may not be sufficient to continue this contract in force.

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DEATH BENEFIT OPTION                 1 (SEE SECTION 5.2)
MAXIMUM LOAN INTEREST RATE           5.00% (SEE SECTION 10.3)
BASIC DEATH BENEFIT GUARANTEE        SEE SECTION 5.4
  PREMIUM                            $75.33 PER MONTH
  TERMINATION DATE                   CONTRACT ANNIVERSARY AFTER AGE 50
ENHANCED DEATH BENEFIT GUARANTEE     SEE SECTION 5.4
  PREMIUM                            $89.65 PER MONTH
  TERMINATION DATE                   CONTRACT ANNIVERSARY AFTER AGE 75

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INSURED:  JOHN DOE                                   AGE:  35 SEX:  MALE

CONTRACT NUMBER: V1234567                   DATE OF ISSUE: JULY 1, 2003

INITIAL FACE AMOUNT:  $100,000

V-VQ-VUL (03)                               page 3

Date of Issue: JULY 1, 2003                  Contract Number: LC1234567

INSURED:  JOHN DOE
AGE:  35                                               Flexible Premium
INITIAL FACE AMOUNT:  $100,000                  VARIABLE LIFE INSURANCE
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                            CONTRACT CHARGES

BASIC MONTHLY CHARGE:       $9.00 PER MONTH

PERCENT OF PREMIUM CHARGE:  5.0% OF EACH PREMIUM

PARTIAL SURRENDER CHARGE
  CONTRACT YEARS 1 - 10:    $25.00 FOR EACH PARTIAL SURRENDER IN EXCESS
                                   OF 1 IN ANY CONTRACT YEAR
  THEREAFTER:               NO CHARGE

TRANSFER CHARGE:            $25.00 FOR EACH TRANSFER IN EXCESS
                                   OF 12 IN ANY CONTRACT YEAR

             MAXIMUM ANNUAL MORTALITY AND EXPENSE RISK CHARGE
         (AS A PERCENTAGE OF ACCUMULATED VALUE IN THE SUBACCOUNTS)

           ACCUMULATED VALUE IN          CONTRACT       CONTRACT
              THE SUBACCOUNTS          YEARS 1 - 10     YEARS 11+

                  FIRST $25,000            1.10%          0.90%
                  NEXT  $75,000            1.00%          0.80%
          AMOUNTS OVER $100,000            0.90%          0.70%

                              DECREASE CHARGE#

                      CONTRACT          DECREASE CHARGE
                        YEAR               PER $1,000

                       1 - 5                $  12.23
                         6                     10.19
                         7                      8.15
                         8                      6.11
                         9                      4.08
                     THEREAFTER                 0.00

# DECREASE CHARGE PER $1,000 OF INITIAL FACE AMOUNT IF THE INITIAL FACE
AMOUNT IS DECREASED (SEE SECTIONS 5.3, 6.2 AND 8.3) OR IF THIS CONTRACT IS SURRENDERED
(SEE SECTION 8.1).  ADDITIONAL DECREASE CHARGES WILL APPLY TO INCREASES IN FACE AMOUNT.

MINIMUM FACE AMOUNT:  $100,000 THROUGH ATTAINED AGE 50, THEN $50,000

V-VQ-VUL (03)                               page 4

Date of Issue: JULY 1, 2003                  Contract Number: LC1234567

INSURED:  JOHN DOE
AGE:  35                                               Flexible Premium
INITIAL FACE AMOUNT:  $100,000                  VARIABLE LIFE INSURANCE
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                                                           COST OF
                              BEGINNING     ATTAINED      INSURANCE
                                 ON           AGE           RATE*
                               JULY 1,
                                    2003           35           0.13
                                    2004           36           0.14
                                    2005           37           0.15
                                    2006           38           0.16
                                    2007           39           0.17
                                    2008           40           0.18
                                    2009           41           0.20
                                    2010           42           0.21
                                    2011           43           0.23
                                    2012           44           0.25

                                    2013           45           0.28
                                    2014           46           0.31
                                    2015           47           0.33
                                    2016           48           0.36
                                    2017           49           0.39
                                    2018           50           0.42
                                    2019           51           0.46
                                    2020           52           0.51
                                    2021           53           0.56
                                    2022           54           0.62

                                    2023           55           0.68
                                    2024           56           0.75
                                    2025           57           0.82
                                    2026           58           0.91
                                    2027           59           1.00
                                    2028           60           1.10
                                    2029           61           1.22
                                    2030           62           1.35
                                    2031           63           1.50
                                    2032           64           1.67

* MAXIMUM MONTHLY COST PER $1,000 OF INSURANCE FOR NON-TOBACCO RISK
CLASSES, BASED ON COMMISSIONERS 1980 STANDARD ORDINARY NONSMOKER
MORTALITY TABLE.  AGE AT ISSUE IS AGE LAST BIRTHDAY.

V-VQ-VUL (03)                               page 5

Date of Issue: JULY 1, 2003                  Contract Number: LC1234567

INSURED:  JOHN DOE
AGE:  35                                               Flexible Premium
INITIAL FACE AMOUNT:  $100,000                  VARIABLE LIFE INSURANCE
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                                                           COST OF
                              BEGINNING     ATTAINED      INSURANCE
                                 ON           AGE           RATE*
                               JULY 1,
                                    2033           65           1.85
                                    2034           66           2.05
                                    2035           67           2.26
                                    2036           68           2.49
                                    2037           69           2.74
                                    2038           70           3.03
                                    2039           71           3.36
                                    2040           72           3.74
                                    2041           73           4.17
                                    2042           74           4.64

                                    2043           75           5.15
                                    2044           76           5.68
                                    2045           77           6.24
                                    2046           78           6.82
                                    2047           79           7.46
                                    2048           80           8.15
                                    2049           81           8.93
                                    2050           82           9.81
                                    2051           83          10.79
                                    2052           84          11.84

                                    2053           85          12.95
                                    2054           86          14.09
                                    2055           87          15.26
                                    2056           88          16.44
                                    2057           89          17.65
                                    2058           90          18.92
                                    2059           91          20.26
                                    2060           92          21.73
                                    2061           93          23.47
                                    2062           94          25.81

                                    2063           95          29.32
                                    2064           96          35.08
                                    2065           97          45.08
                                    2066           98          62.09
                                    2067           99          83.33

* MAXIMUM MONTHLY COST PER $1,000 OF INSURANCE FOR NON-TOBACCO RISK
CLASSES, BASED ON COMMISSIONERS 1980 STANDARD ORDINARY NONSMOKER
MORTALITY TABLE.  AGE AT ISSUE IS AGE LAST BIRTHDAY.

V-VQ-VUL (03)                       page 5 Continued

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1. DEFINITIONS
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Account Ratio.  The Account Ratio is used to allocate Monthly
Deductions, Partial Surrenders, transfers and contract loans among the subaccounts and the Fixed Account.  The Account Ratio for any
subaccount or the Fixed Account is the ratio of the accumulated value in that subaccount or Fixed Account to the Accumulated Value of the contract less any Debt.

Application.  The application(s) and all amendments and supplements to the application.

Attained Age.  Attained Age on any day is the Insured's age on the
Contract Anniversary on or immediately prior to that day.

Contract Anniversary.  The same month and day of each year after issue as in the Date of Issue on page 3.

Contract Date.  The date we receive at our Service Center the first premium on this contract or, if later, the Date of Issue on page 3.

Contract Year.  The first Contract Year is the period of time from the
Date of Issue until the first Contract Anniversary.  Thereafter,
Contract Year is the period of time from one Contract Anniversary to the next Contract Anniversary.

Debt.  All unpaid contract loans plus accrued interest to date.

Face Amount.  The amount of life insurance provided by this contract exclusive of any riders.  The Face Amount on the Date of Issue is the
Initial Face Amount shown on page 3.  Increases or decreases in Face
Amount will be shown on supplemental contract schedules that we will mail to you.

General Account.  The General Account includes all assets we own that are not in the Variable Account or any other separate account of the
Society.  The Loan Account, reserves for the Fixed Account and reserves for the Death Benefit Guarantees are maintained in the General Account.

Insurance Coverage Amount.  The Face Amount plus any amount of insurance on the Insured provided by a term life insurance rider attached to this contract.

Issue Age.  The Insured's age on the Date of Issue as shown on page 3.

Monthly Anniversary.  The same day of the month of each month after issue as in the Date of Issue on page 3.

Net Premium.  The Net Premium is the portion of each premium that is applied to the subaccounts of the Variable Account or to the Fixed
Account.  The Net Premium is equal to the premium paid less the Percent of Premium Charge shown on page 4.

SEC.  Securities and Exchange Commission.

Service Center.  The location where this contract is administered.  The
Service Center address is shown on page 3.

Valuation Day.  Any day that the New York Stock Exchange is open for trading.  Accumulation Unit Values are determined as of the close of trading on each Valuation Day.

Valuation Period.  The period of time from the determination of
Accumulation Unit Values on a Valuation Day to the determination of those values on the next Valuation Day.

we, our, us, Society.  Thrivent Financial for Lutherans.

Written Notice.  A written request signed by you and received in good order by us at our Service Center.

you, your, yours.  The owner(s) of this contract.

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2. GENERAL PROVISIONS
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2.1 ENTIRE CONTRACT.  The Entire Contract consists of:

1) This contract including any attached riders, amendments or endorsements;
2) The Application attached to this contract; and
3) The Articles of Incorporation and Bylaws of the Society that are in force on the Date of Issue.

2.2 CHANGE OF CONTRACT.  No change to this contract is valid unless it is made in writing and signed by our President or Secretary.  We reserve the right to amend this contract as necessary to comply with any changes in federal laws, rules or regulations regarding
qualification of this contract as life insurance.

2.3 STATEMENTS IN THE APPLICATION.  We will not use any statement to contest a claim or to have this contract declared invalid unless the statement is contained in the Application.  All statements made in the
Application are considered representations, not warranties.

2.4 INCONTESTABILITY.  We will not contest the validity of this contract after it has been in force during the Insured's lifetime for two years from the Date of Issue except for any provisions granting benefits in the event of total disability.

If the Face Amount is increased according to Section 6.1, this provision will apply to the increase from its effective date with regard to statements made in the application for the increase.  This provision will apply from the date this contract is reinstated with regard to statements made in the application for reinstatement.

2.5 MISSTATEMENT OF AGE OR SEX.  If the Insured's age or sex has been misstated and Death Proceeds are payable, the Face Amount will be adjusted to the amount that would have been provided by the most recent
Cost of Insurance deduction using the correct age and sex.

2.6 EXCLUSION: SUICIDE.  If the Insured dies by suicide, while sane or insane, within two years after the Date of Issue, the Death Proceeds of this contract are limited to premiums paid less the sum of:

1) Any Debt; and
2) Any Partial Surrenders.

If the Insured dies by suicide, while sane or insane, within two years after the effective date of an increase in Face Amount according to
Section 6.1, the Death Proceeds with respect to the increase are limited to the Cost of Insurance for the increase (see Section 9.2).

2.7 EXEMPTIONS FROM CLAIMS OF CREDITORS.  To the extent permitted by law, the proceeds of this contract and any payments we make under it will not be subject to the claims of creditors or to any legal proceedings.

2.8 FILING A DEATH CLAIM.  Written notice of death must be given to us at our Service Center.  We will provide a claim form upon receiving the death claim notice.  We will begin processing a claim when we receive the completed claim form and a certified copy of the death certificate.

2.9 MAINTENANCE OF SOLVENCY.  This provision applies only to benefits provided through the General Account.  If the solvency of the Society becomes impaired, you may be required to make an extra payment.  The
Board of Directors will determine the amount of any extra payment.  It will be based on each member's fair share of the deficiency.

You may make the extra payment by an equivalent reduction in benefits or by a payment in cash.  If you do not make the extra payment within
60 days from the date we notify you of your share of the deficiency, the amount will be charged as a loan against the contract with interest compounded at the rate of 5% per year.

2.10 DELAY OF PAYMENT.  Death Proceeds will normally be paid within seven days after we receive at our Service Center due proof of the
Insured's death and all other requirements necessary for us to make payment.  The Cash Surrender Value, Partial Surrenders and contract loans will normally be paid within seven days after we receive Written
Notice of surrender or loan.  However, if Death Proceeds, surrenders or loans include amounts from the Variable Account, we may delay payment of those amounts while:

1) The New York Stock Exchange is closed for trading;
2) The SEC requires that trading be restricted or declares an emergency; or
3) The SEC, by order, permits us to delay payments for the protection of contract owners.

We may delay for not more than six months payment of any portion of loan or surrender amounts from the Fixed Account.

2.11 ANNUAL REPORT.  We will provide you a statement of the value of this contract at least once each Contract Year.  The annual report will show the Accumulated Value, Cash Surrender Value, Death Benefit,
payments and deductions since the last report, any outstanding Debt and any further information required by law.

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3. MEMBERSHIP AND OWNERSHIP
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3.1 MEMBERSHIP.  If the Issue Age is 16 or over or if this contract was applied for with a third-party owner, then the person(s) who applied for this contract and is named in the Application as a member is a benefit member of the Society.  Otherwise, the Insured will become a benefit member of the Society on the Contract Anniversary on or following the Insured's 16th birthday.  Rights and privileges of membership are set forth in the Articles of Incorporation and Bylaws of the Society or in the Application.  These rights and privileges are separate from the ownership of this contract.

3.2 OWNERSHIP.  The Insured is the owner of this contract unless another owner is named in the Application or ownership is transferred under Section 3.5.  While the Insured is living, the owner may exercise all rights set out in this contract except as provided in Section 3.3.
If there are multiple owners, all must act in concert to exercise ownership rights.

3.3 APPLICANT CONTROLLER.  If the Issue Age is less than 16 and the contract was applied for by an applicant controller, then the Insured is the owner of this contract but may not exercise ownership rights until control of the contract is transferred to the Insured.  Before control is transferred, only the applicant controller may exercise ownership rights on behalf of the Insured.  Subject to our approval, control may be transferred to another person but ownership may not be transferred.

After the Insured  attains age 16, the  controller of this contract may transfer control to the Insured by sending a written  request to our Service  Center.  If the  controller  dies  after  the  Insured  attains  age  16,  control  will  be transferred to the Insured on the date of the controller's death. If control has not  transferred  to  the  Insured  as of the  Contract  Anniversary  after  the
Insured's  21st  birthday,  control will be  transferred  to the Insured on that date.

Before the Insured attains age 16, if the controller of this contract dies or if we consider it to be in the best interest of the Insured, control will be vested in another eligible person according to our Bylaws.

3.4 SUCCESSOR OWNER.  If you are an owner who is not the Insured, you may name a successor owner who will become the owner of this contract if you die before the Insured.  If you do not name a successor owner or no successor owner survives you, then your estate will be the owner upon your death.  You may name or change a successor owner by giving
Written Notice.  The successor owner must be eligible under our Bylaws.
The new successor owner will be effective as of the date you sign the notice or, if the notice is not dated, on the date the notice is received at our Service Center.

3.5 TRANSFER AND ASSIGNMENT.  You may transfer ownership of this contract, if the new owner is eligible under our Bylaws, or assign this contract as collateral while the Insured is living by giving Written
Notice.  Transfer of ownership will be effective as of the date you sign the Written Notice or, if the notice is not dated, on the date the notice is received at our Service Center.  We are not responsible for the validity or effect of any assignment, and we are not liable for any payment made or action taken by us before we receive Written Notice.
If the Issue Age is less than 16 and the contract was applied for by an applicant controller, then ownership may be transferred only after control has been transferred to the Insured (see Section 3.3).  Any
Debt on this contract will have prior claim over any assignment.
Society membership rights and privileges cannot be transferred or assigned.

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4. PREMIUMS AND REINSTATEMENT
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4.1 PREMIUM PAYMENTS.  The amount of the Planned Premium and its interval of payment are shown on page 3.  The initial premium is due on or before the Date of Issue.

Premiums may be paid at any time before Attained Age 100.  You may pay more or less than the Planned Premium, but each premium must be at least $25.  However, except as provided in Section 5.4, to continue the contract in force on each Monthly Anniversary the Cash Surrender Value must be sufficient to cover the Monthly Deduction.  We reserve the right to not accept premiums when the Death Benefit is based on the
Table of Factors in Section 5.2.

Premiums are payable at our Service Center.

4.2 CUMULATIVE PREMIUM LIMIT.  The Internal Revenue Code provides for exclusion of the Death Proceeds from gross income.  To qualify for the exclusion, total premium payments must not exceed the limit stated in the Code.  To comply with these requirements, we may refuse to accept premiums and may refund any premiums, earnings on premiums or accumulated value.  In addition, any transaction that would result in this contract not complying with Internal Revenue Code requirements will not be permitted.

4.3 PREMIUM BILLING.  We will send premium billings based on the amount and interval of premium payments which you request.  You may change the amount and, subject to our published rules, the interval or method of billing by giving Written Notice.  If we do not receive any premium payments for 24 consecutive months, we will stop billings.

4.4 ALLOCATION OF PREMIUMS.  Net Premiums are allocated to the subaccounts of the Variable Account and to the Fixed Account according to the premium allocation percentages you select for this contract.
Premiums received before the Contract Date are applied to the General
Account and are credited with interest from the day we receive them in our Service Center to the Contract Date.  On the Contract Date, those premiums are applied as a premium payment and any interest credited is applied as if it were a Net Premium.  After the Contract Date, payments are applied at the end of the Valuation Period during which we receive them.

The premium allocation percentages on the Date of Issue are specified in the Application.  You may change these percentages by giving Written
Notice.  Any change will be effective for each premium received with or after your notice.  The sum of premium allocation percentages must be
100% and each premium allocation percentage must be a whole number not greater than 100%.  If necessary, we will adjust your allocation to eliminate fractional percentages.

4.5 PREMIUM IN DEFAULT AND GRACE PERIOD.  Unless a Death Benefit
Guarantee is in effect under Section 5.4, a premium is in default on a
Monthly Anniversary if the Monthly Deduction to be made on that day would result in a Cash Surrender Value less than zero.  Notice of the premium required to keep this contract in force will be mailed to you at the address last known to us.  You will have a grace period of 61 days after the date we mail the notice during which the contract will remain in force.  If the required premium is received at our Service
Center within the grace period, we will deduct any Monthly Deductions not made while a premium was in default.  Otherwise, this contract will terminate without value at the end of the grace period.

4.6 REINSTATEMENT.  This contract may be reinstated within three years after the end of the grace period unless it has been surrendered.  To reinstate we require:

1) Evidence of insurability which meets our standards;
2) Payment of a premium sufficient to cover the Monthly Deductions that were not made during the grace period;
3) Payment of a premium sufficient to keep this contract in force for at least two months, based on unit values on the date of
   reinstatement; and
4) Repayment of all Debt existing at the end of the
   grace period.

The effective date of a reinstatement is the date the application for reinstatement is approved by us.

Section 2.4 INCONTESTABILITY will apply from the date the contract is reinstated with regard to statements made in the application for reinstatement.

Death Benefit Guarantees cannot be reinstated under this provision.

4.7 CONTINUATION OF INSURANCE COVERAGE.  If you stop premium payments, this contract will remain in force until the first of the following events to occur:

1) The date of death of the Insured.
2) The end of the grace period if the premium required to keep this contract in force has not been paid.
3) The date you surrender this contract.
4) The date this contract terminates from excess loan under Section
   10.6.

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5. DEATH BENEFITS
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5.1 DEATH PROCEEDS.  The Death Proceeds payable upon the death of the
Insured while this contract is in force is the sum, on the date of death, of:

1) The Death Benefit (see Section 5.2); and
2) Any insurance on the Insured's life provided by Additional  Benefits in this contract;

Less the sum of:

3) Any Debt; and
4) The amount, if any, needed to cover Monthly Deductions through the month of death.

5.2 DEATH BENEFIT.  The Death Benefit on any day depends upon the Death
Benefit Option in effect on that day.  The Death Benefit Option on the
Date of Issue is shown on page 3.  You may change this option prior to
Attained Age 100 (see Section 5.3).

5.2a Option 1.  The Death Benefit on any day before the Insured's
Attained Age 100 is the Face Amount or, if greater, the Accumulated
Value multiplied by the Factor for the Attained Age on that day (see
Table of Factors).

The Death Benefit on any day on or after the Insured's Attained Age 100 is equal to the Accumulated Value on that day.

5.2b Option 2.  The Death Benefit on any day before the Insured's
Attained Age 100 is the sum of the Face Amount and the Accumulated
Value or, if greater, the Accumulated Value multiplied by the Factor for the Attained Age on that day (see Table of Factors).

The Death Benefit on any day on or after the Insured's Attained Age 100 is equal to the Accumulated Value on that day.

             TABLE OF FACTORS

  Attained             Attained
    Age      Factor      Age      Factor

 40 or less   2.50        61       1.28
     41       2.43        62       1.26
     42       2.36        63       1.24
     43       2.29        64       1.22
     44       2.22        65       1.20
     45       2.15        66       1.19
     46       2.09        67       1.18
     47       2.03        68       1.17
     48       1.97        69       1.16
     49       1.91        70       1.15
     50       1.85        71       1.13
     51       1.78        72       1.11
     52       1.71        73       1.09
     52       1.71        73       1.09
     53       1.64        74       1.07
     54       1.57     75 to 90    1.05
     55       1.50        91       1.04
     56       1.46        92       1.03
     57       1.42        93       1.02
     58       1.38        94       1.01
     59       1.34     95 to 99    1.00
     60       1.30

5.3 CHANGE OF DEATH BENEFIT OPTION.  You may change the Death Benefit
Option at any time before the Insured's Attained Age 100 except when the Death Benefit is based on the Table of Factors in Section 5.2.  The change is subject to the following:

1) You must give Written Notice.
2) If you change from Option 1 to Option 2, the Face Amount will be decreased by the Accumulated Value on the effective date of the change.  The decrease in Face Amount and any Decrease Charge will be applied in the order specified in Section 6.2(2).  However, this change may not be made if it would reduce the Face Amount to less than the Minimum Face Amount shown on page 4.

   If the change from Option 1 to Option 2 would cause total premium payments already made to exceed the Cumulative Premium Limit of the
   Internal Revenue Code, the change may be made only if there are sufficient premiums, including earnings on those premiums, remaining in the contract and the Cash Surrender Value exceeds the refund required under the Code.  If the change is made, the required refund will be taken as a Partial Surrender with no Partial Surrender
   Charge applied.
3) If you change from Option 2 to Option 1, the Face Amount will be increased by the Accumulated Value on the effective date of the change.  The Decrease Charge applicable to the increase will be the same as the Decrease Charge that applies to the most recent increase in Face Amount or, if there have been no increases, the Decrease
   Charge that applies to the Initial Face Amount.
4) A new Death Benefit Guarantee Premium will be determined for any
   Death Benefit Guarantee in effect on the effective date of the change.
5) The effective date of the change will be the Monthly Anniversary on or next after the date we receive Written Notice.  The new Death
   Benefit Option will be shown on the supplemental contract schedule that we will mail to you.

5.4 DEATH BENEFIT GUARANTEES.  Death Benefit Guarantees protect against a premium being in default due to investment experience.  This contract includes a Basic Death Benefit Guarantee and, if the Issue Age is less than 70, an Enhanced Death Benefit Guarantee.  The Death Benefit
Guarantee Premium and Termination Date for each guarantee included are shown on page 3.  If you pay sufficient premiums to meet the requirements of a Death Benefit Guarantee and that Death Benefit
Guarantee has not terminated, then:

1) No premium will be in default under Section 4.5; and
2) If the Monthly Deduction to be made exceeds the Accumulated Value less any Debt, no deduction will be made and the Monthly Deduction will be postponed until the next Monthly Anniversary on which the
   Accumulated Value less any Debt exceeds the amount of the postponed
   Monthly Deduction.

5.4a Death Benefit Guarantee Requirements.  On any Monthly Anniversary,
the requirements for a Death Benefit Guarantee are met if (1) is greater than (2) where:

1) Is the sum of:

   a) Premiums paid; and
   b) Any premiums credited to this contract under a waiver of selected amount benefit rider;

Less the sum of:

   c) Any Partial Surrenders; and
   d) Any Debt.

2) Is the sum of Death Benefit Guarantee Premiums for that Death
   Benefit Guarantee from the Date of Issue through that Monthly
   Anniversary.

5.4b Death Benefit Guarantee Premiums.  Death Benefit Guarantee
Premiums on the Date of Issue are shown on page 3.  If a Death Benefit
Guarantee has not terminated, then for that guarantee a new Death
Benefit Guarantee Premium will be determined whenever:

1) The Death Benefit Option is changed;
2) The Face Amount is increased or decreased;
3) The Risk Class is changed; or
4) Additional Benefits are increased, decreased, added to this contract or terminated.

The new Death Benefit Guarantee Premium and Termination Date will be shown on the supplemental contract schedule that we will mail to you.

5.4c Termination of Death Benefit Guarantees.  A Death Benefit
Guarantee may terminate before its scheduled Termination Date (see page
3) if the requirements for that Death Benefit Guarantee are not met.
The Enhanced Death Benefit Guarantee terminates on the Contract Date if the initial premium paid is less than the Enhanced Death Benefit
Guarantee Premium.  Otherwise, on any Monthly Anniversary on which the requirements for a Death Benefit Guarantee are not met, we will mail to you at the address last known to us a notice of the premium needed to meet the requirements for that guarantee.  You will have a grace period of 61 days after the date we mail the notice during which the Death
Benefit Guarantee will remain in force.  If the required premium is not received at our Service Center within the grace period, that Death
Benefit Guarantee will terminate and cannot be reinstated.

If the Death Benefit Guarantees have terminated, the contract will remain in force subject to Section 4.7.

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6. CHANGES IN FACE AMOUNT
-----------------------------------------------------------------------

6.1 INCREASE IN FACE AMOUNT.  You may increase the Face Amount any time before the Insured's 80th birthday.  The increase is subject to the following:

1) You must make written application to us at our Service Center.
2) You must give us evidence of insurability which meets our standards.
3) The increase must be at least $25,000.
4) The effective date of the increase will be the date shown on the supplemental contract schedule that we will mail to you.
5) The Cost of Insurance for the increase will be included in the
   Monthly Deduction beginning on the effective date of the increase.
6) The Cash Surrender Value must be sufficient to cover the Monthly
   Deduction on the effective date of the increase.
7) A new schedule of Decrease Charges will apply to the increase in
   Face Amount.
8) A new Death Benefit Guarantee Premium will be determined for each
   Death Benefit Guarantee in effect on the effective date of the increase.

Section 2.4 INCONTESTABILITY will apply to the increase from its effective date with regard to statements made in the application for the increase in Face Amount.  Section 2.6 EXCLUSION: SUICIDE will apply to the increase from its effective date.

6.2 DECREASE IN FACE AMOUNT.  You may decrease the Face Amount once in each Contract Year before the Insured's Attained Age 100.  The decrease is subject to the following:

1) You must give Written Notice.
2) The decrease and any Decrease Charge (see Section 6.3) will be applied, in successive order, against:

   a) The most recent increase in Face Amount;
   b) The next most recent increase(s); then
   c) The Initial Face Amount.

3) The decrease may not be made if, on the date the decrease would be effective, the Accumulated Value less Debt is less than the Decrease
   Charge for the decrease.
4) The Face Amount after the decrease must not be less than the
   Minimum Face Amount shown on page 4.
5) If the decrease would cause total premium payments already made to exceed the Cumulative Premium Limit of the Internal Revenue Code,
   the decrease may be made only if there are sufficient premiums, including earnings on those premiums, remaining in the contract and the Cash Surrender Value exceeds the refund required under the Code.
   If the decrease is made, the required refund will be taken as a
   Partial Surrender with no Partial Surrender Charge applied.
6) A new Death Benefit Guarantee Premium will be determined for any
   Death Benefit Guarantee in effect on the effective date of the decrease.
7) The effective date of the decrease will be the Monthly Anniversary on or next after the date we receive Written Notice.  That date will be shown on the supplemental contract schedule that we will mail to you.

6.3 DECREASE CHARGE.  The Decrease Charge is applied on:

1) The effective date of each decrease in Face Amount; and
2) Termination of this contract other than by death.

If the Initial Face Amount is decreased, the Decrease Charge is the product of:

1) The amount of the decrease in Face Amount divided by $1,000; and
2) The Decrease Charge per $1,000 shown on page 4.

If an increase in Face Amount is decreased, the Decrease Charge is the product of:

1) The amount of the increase being decreased divided by $1,000; and
2) The Decrease Charge per $1,000 for the increase in Face Amount.

For any increase in Face Amount, Decrease Charges per $1,000 will be shown on a supplemental contract schedule that we will mail to you.

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7. ACCUMULATED VALUE AND TRANSFERS
-----------------------------------------------------------------------

7.1 ACCUMULATED VALUE.  On the Contract Date, the Accumulated Value is
equal to the Net Premium(s) received plus any interest earned on premiums paid for this contract that are held in the General Account less the Monthly Deduction(s) made on that date.  On any later date, the Accumulated Value of this contract is the sum of the accumulated values for this contract in the subaccounts of the Variable Account, in the Fixed Account and in the Loan Account.

The accumulated value in any subaccount on a Valuation Day is equal to:

1) The number of accumulation units for this contract in that subaccount (see Section 11.3); multiplied by
2) The accumulation unit value for that subaccount (see Section  11.2).

The accumulated value in the Fixed Account (see Section 12.1) on a
Valuation Day is the sum of:

1) Amounts allocated or transferred to the Fixed Account; and
2) Interest credited to the Fixed Account;

Less the sum of:

3) The portion of any Monthly Deductions made from the Fixed Account;
4) The amount of any Partial Surrenders made from the Fixed Account;
5) Accumulated value transferred from the Fixed Account to a subaccount or to the Loan Account; and
6) The portion of any transfer charges deducted from the Fixed
   Account.

The accumulated value in the Loan Account (see Section 10.4) on any day is the sum of:

1) Accumulated value transferred from a subaccount or the Fixed
   Account to the Loan Account as a result of new loans or interest accrued on existing loans; and
2) Interest credited to the Loan Account;

Less:

3) Accumulated value transferred from the Loan Account to a subaccount or to the Fixed Account as a result of repayment of Debt.

The Accumulated Value for any day that is not a Valuation Day will be determined on the next Valuation Day.

7.2 TRANSFER OF ACCUMULATED VALUE.  You may transfer some or all of the accumulated values among the subaccounts of the Variable Account and the Fixed Account. You do this by giving Written Notice.  The transfer of accumulated values is subject to the following:

1) If the accumulated value in the subaccount or Fixed Account from which the transfer is being made is less than $50, the entire amount must be transferred.  Otherwise, the amount transferred from any subaccount or the Fixed Account cannot be less than $50.
2) You may make only one transfer from the Fixed Account in a  Contract
   Year.  If the accumulated value in the Fixed Account immediately before the transfer is at least $2,000, the amount transferred may not exceed 25% of the accumulated value in the Fixed Account.
   Otherwise, the amount transferred may not exceed $500.
3) The transfer will occur at the end of the Valuation Period during which we receive Written Notice.
4) You may make twelve transfers in any Contract Year without charge.
   For each transfer in excess of twelve in a Contract Year, excluding any automatic transfers according to Sections 7.3 and 7.4, a transfer charge of not more than $25 will be deducted from the subaccounts and from the Fixed Account according to the ratio of the amount transferred from each to the total amount transferred.  All amounts transferred among the subaccounts and the Fixed Account during a Valuation Period are considered to be one transfer.

We may delay making transfers subject to the same conditions as in
Section 2.10 DELAY OF PAYMENT.

7.3 AUTOMATIC TRANSFERS - DOLLAR COST AVERAGING (DCA).  You may elect to have automatic transfers made from the DCA Fixed Account or from the
Money Market Subaccount to one or more subaccounts.

7.3a Transfers from DCA Fixed Account.  In the application for this contract, you had the option to dedicate a premium of at least $1,000 to be allocated to a DCA Fixed Account for automatic monthly transfer to one or more subaccounts.  If you elected this option, the guaranteed interest rate for the DCA Fixed Account is shown on page 3.  Election of this option is subject to the following:

1) Twelve transfers will be made to the subaccounts.   The first
   transfer will be made on the day the dedicated premium is received by us or, if later, the Contract Date.  Subsequent transfers will be made on the same day of the month for the next eleven months;
2) The amount transferred each month will be equal to the accumulated value in the DCA Fixed Account divided by the number of automatic transfers remaining; and
3) If you terminate automatic transfers before the twelfth transfer  is made, the accumulated value in the DCA Fixed Account will be transferred to the Money Market Subaccount or, if you request, to other subaccounts.

Transfers from DCA Fixed Account may not be elected after the Date of
Issue.

7.3b Transfers from Money Market Subaccount.  At any time while this contract is in force, you may elect to have automatic periodic transfers made from the Money Market Subaccount to one or more subaccounts subject to the following:

1) The transfer amount must be at least $50;
2) Transfers will be made periodically as specified in your
   application for dollar cost averaging; and
3) Transfers will continue until the date the amount in the Money
   Market Subaccount is less than the total amount scheduled to be transferred on that date, at which time the remaining amount in the subaccount will be transferred.  You may terminate automatic transfers earlier by giving Written Notice.  If you do so, transfers will terminate on the date we receive Written Notice.

7.4 AUTOMATIC TRANSFERS - ASSET REBALANCING.  You may elect to have amounts automatically transferred among the subaccounts so that accumulated values in the subaccounts are allocated among the subaccounts according to the rebalancing percentages that you select.
The sum of the rebalancing percentages must be 100% and each rebalancing allocation percentage must be a whole number not greater than 100%.  You may elect to have these transfers made annually or semi-annually as specified in your application for asset rebalancing.
Automatic transfers for rebalancing will be made on a Valuation Day after all other transfers and allocations to or from the subaccounts have been made.

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8. SURRENDER
-----------------------------------------------------------------------

8.1 CASH SURRENDER VALUE.  The Cash Surrender Value on any day is equal to the Accumulated Value less the sum of:

1) Any Debt;
2) The amount, if any, needed to cover unpaid Monthly Deductions; and
3) The Decrease Charges (see Section 6.3) if any, applied on that  day.

The Cash Surrender Value on a Monthly Anniversary is determined without regard to the Monthly Deduction for that date.  Cash Surrender Values are not less than the minimum values required by law.

8.2 FULL SURRENDER.  You may surrender this contract for its Cash
Surrender Value by giving Written Notice while the Insured is living.
The surrender will be effective on the day we receive Written Notice or, if later, the date you specify.

Insurance coverage ceases on the effective date of the surrender.

8.3 PARTIAL SURRENDER.  You may surrender a portion of the Accumulated
Value by giving Written Notice while the Insured is living.  A Partial
Surrender:

1) Will reduce the Accumulated Value by the amount of the Partial
   Surrender.  This is the sum of:

   a) The amount you request (which must be at least $200); and
   b) Any Partial Surrender Charge (see Section 8.4).

   The reduction will be taken from the subaccounts of the Variable
   Account and from the Fixed Account according to their Account Ratios on the effective date of the surrender.  With our approval, you may choose other allocations of the Partial Surrender;
2) Must not reduce the remaining Cash Surrender Value to less than
   $300;
3) If the Death Benefit is Option 1, will affect the Face Amount as follows:

   a) If the Death Benefit on the effective date of the Partial
      Surrender is equal to the Face Amount, then the surrender
      will decrease the Face Amount by the amount of the Partial
      Surrender.  The decrease in Face Amount and any Decrease
      Charge will be applied in the order specified in Section
      6.2(2).

   b) If the Death Benefit on the effective date of the Partial
      Surrender is based on the Table of Factors in Section 5.2, then the Face Amount will be decreased only if, on that
      day, the amount of the surrender exceeds the Death Benefit minus the Face Amount.  In that case, the Face Amount will be decreased by:

      i)  The amount of the Partial Surrender;

      Less:

      ii) The Death Benefit less the Face Amount prior to the
          surrender.

      Any decrease in Face Amount and any Decrease Charge will be applied in the order specified in Section 6.2(2).  The Face
      Amount may not be decreased to less than the Minimum Face Amount shown on page 4.

   Any Decrease Charge will be deducted from the subaccounts of the
   Variable Account and from the Fixed Account according to their
   Account Ratios on the effective date of the surrender; and

4) Will be effective on the day we receive Written Notice.

A Partial Surrender may cause any Death Benefit Guarantees to terminate.

8.4 PARTIAL SURRENDER CHARGE.  During the first ten Contract Years, a
Partial Surrender Charge of not more than $25 will apply to each surrender in excess of one in a Contract Year.  After the tenth
Contract Year, no Partial Surrender Charge will apply.

8.5 PAID-UP LIFE INSURANCE OPTION.  At any time while the Insured is living and before Attained Age 100, you may surrender this contract and apply the Cash Surrender Value as a single premium to purchase paid-up life insurance on the Insured.  The purchase is subject to the following:

1) You must give Written Notice to surrender this contract.
2) Unless you give us evidence of insurability which meets our standards, the amount of paid-up life insurance may not exceed the sum of:

   a) The Death Benefit on the date of surrender; and
   b) The amount applied as a single premium under this option.
      This amount may not exceed the Cash Surrender Value;
   Less:
   c) The Accumulated Value.
3) The date of issue of the new contract is the date this contract is surrendered.  The issue age of the new contract is the age of the
   Insured on that date.
4) The amount of insurance purchased will be based on single premium rates then in effect, as determined by us.  However, the rate will not exceed the net single premium using the Commissioners 1980
   Standard Ordinary Mortality Table(s) shown on the contract schedule pages and an interest rate of 3% per year.
5) If this contract has an exclusion rider, the new contract will  also have such an exclusion rider.
6) Any Cash Surrender Value not applied to purchase paid-up life insurance will be paid to you.

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9. MONTHLY DEDUCTION
-----------------------------------------------------------------------

9.1 MONTHLY DEDUCTION.  The Monthly Deduction from the Accumulated
Value is the sum of:

1) The Basic Monthly Charge shown on page 4;
2) The Decrease Charge for any decrease in Face Amount that is effective on the Monthly Anniversary;
3) The monthly Mortality and Expense Risk Charge based on the accumulated value in the subaccounts.  This charge on an annual basis is guaranteed not to exceed the Maximum Annual Mortality and
   Expense Risk Charge shown on page 4;
4) The monthly cost of any Additional Benefits other than any disability waiver of monthly deduction benefit;
5) The monthly Cost of Insurance (see Section 9.2); and
6) The monthly cost of any disability waiver of monthly deduction benefit.

Monthly Deductions are made on the Contract Date for the Date of Issue and any Monthly Anniversary that occurs on or prior to the Contract
Date.  Thereafter, a Monthly Deduction is made for each Monthly
Anniversary prior to the Insured's Attained Age 100.  Each Monthly
Deduction is made at the end of the Valuation Period that includes the
Monthly Anniversary, unless a premium is in default (see Section 4.5)
or the deduction is postponed under Section 5.4 DEATH BENEFIT
GUARANTEES.

Deductions from Accumulated Value are made in the order listed above.
The Mortality and Expense Risk Charge is taken from each subaccount of the Variable Account based on the accumulated value in the subaccount.
The remainder of the Monthly Deduction is taken from the subaccounts and from the Fixed Account according to their Account Ratios on the
Monthly Anniversary.  With our approval, you may choose other allocations of the Monthly Deduction.

9.2 COST OF INSURANCE.  The Cost of Insurance is determined on the
Contract Date and on each Monthly Anniversary.  It is equal to the Cost of Insurance Rate multiplied by the Risk Amount divided by 1,000.

9.2a Cost of Insurance Rate.  We will determine the Cost of Insurance
Rate monthly.  The rate is based on the Insured's Risk Class, Sex and
Insurance Coverage Amount.  For the Initial Face Amount, the Cost of
Insurance Rate is also based on Issue Age and Attained Age.  For any increase in Face Amount, the rate is also based on the Insured's age on the effective date of the increase and on the numbers of years since that date.

The Risk Class for the Initial Face Amount is shown on page 3.  The
Risk Class for any increase in Face Amount according to Section 6.1 will be determined on the effective date of the increase.  If the Death
Benefit is based on the Table of Factors in Section 5.2, the Risk Class of the resulting increase in Death Benefit will be the Risk Class shown on page 3 or, if the Face Amount has been increased, the Risk Class for the most recent increase.

The Cost of Insurance Rate for the Initial Face Amount and for any
increase in Face Amount with the same Risk Class as shown on page 3 will not exceed the rates shown on page 5.  If different maximum Cost of Insurance Rates apply to any increase in Face Amount, those rates will be shown on a supplemental contract schedule that we will mail to you.

For any Face Amount with a rated Risk Class, the maximum cost is increased in one or both of the following ways as specified on page 5:

1) The maximum Cost of Insurance Rate is multiplied by a specified percentage rating.
2) An extra monthly amount is added to the Cost of Insurance Rate.

We may charge less than the maximum rate.  Any change in Cost of
Insurance Rates will depend on the Insurance Coverage Amount and will apply to all insureds of the same risk class, sex and age.

9.2b Risk Amount.  The Risk Amount is equal to:

1) The Death Benefit divided by 1.0024663;

Less:

2) The Accumulated Value (before the Cost of Insurance and the cost  of any disability waiver of monthly deduction benefit is deducted).

If the Death Benefit is Option 1 and the Initial Face Amount has been increased, the Risk Amount for the Initial Face Amount and for each increase in Face Amount will be determined by allocating the
Accumulated Value to each portion of the Face Amount according to the ratio of each portion to the total Face Amount of this contract.

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10. LOANS
-----------------------------------------------------------------------

10.1 CONTRACT LOANS.  After this contract has been in force for 60 days from the Date of Issue, you may obtain a loan from us with this contract as sole security if:

1) You give Written Notice; and
2) The loan does not increase Debt to more than 90% of the amount by which the Accumulated Value exceeds any Decrease Charge on the date of the loan.

Accumulated value equal to the amount of the loan will be taken from the subaccounts of the Variable Account and from the Fixed Account according to their Account Ratios on the date of the loan and will be transferred to the Loan Account.  With our approval, you may choose other allocations of the loan amount.

Contract loans may cause any Death Benefit Guarantees to terminate.

10.2 PREFERRED LOANS.  Preferred loans are charged a lower interest rate than other contract loans, and are available beginning on the tenth Contract Anniversary.  On that date, any Debt that does not exceed 10% of the Cash Surrender Value will automatically be changed to a preferred loan.  On each subsequent Contract Anniversary, we will automatically change to a preferred loan the portion of the Debt, if any, that:

1) Is not a preferred loan;
2) Does not exceed 10% of the Cash Surrender Value on that
   anniversary; and
3) Does not increase the sum of preferred loans on this contract to more than 60% of the amount by which the Accumulated Value exceeds any Decrease Charge on that date.

If no Debt is changed to a preferred loan on a Contract Anniversary, then some or all of the first contract loan that you make before the next Contract Anniversary may be eligible to be a preferred loan.  The amount of a new loan that will be a preferred loan is equal to that portion of the loan, if any, that:

1) Does not exceed 10% of the Cash Surrender Value on the date of the loan; and
2) Does not increase the sum of preferred loans on this contract to more than 60% of the amount by which the Accumulated Value exceeds any Decrease Charge on the date of the loan.

10.3 LOAN INTEREST.  The interest rate charged on preferred loans will not exceed 3% per year.  The interest rate charged on all other loans will not exceed 5% per year.  Accrued interest will be added to the loan on each Contract Anniversary and on any other day that you make a loan repayment or obtain a new loan.

10.4 LOAN ACCOUNT.  Amounts transferred to the Loan Account are invested with our General Account assets.  Amounts in the Loan Account will be credited with interest daily while this contract is in force at an effective rate of 3% per year.  Accrued interest on loans will be calculated on each Monthly Anniversary and on any other day that you make a loan repayment or a new loan.  On each day that accrued interest is calculated (an interest calculation date), the amount by which that interest exceeds the amount of interest credited to the Loan Account since the previous interest calculation date will be transferred to the
Loan Account.  This transfer will be taken from the subaccounts of the
Variable Account and from the Fixed Account according to their Account
Ratios on the date of transfer.

10.5 REPAYMENT OF DEBT.  All or part of the Debt may be repaid at any time while the Insured is living.  Each repayment must be at least $25.
If there is a loan on this contract, you must notify us if a payment to us is a repayment of Debt.  Otherwise, it will be considered a premium payment.  No charges are deducted from Debt repayments.  Repayments will be transferred from the Loan Account to the subaccounts of the
Variable Account and to the Fixed Account according to the premium allocation percentages in effect at the time of repayment.  With our approval, you may choose other allocations of loan repayments.
Repayments will be applied against preferred loans only if all other
Debt has been repaid.  Repayments of Debt do not change the Accumulated
Value.  Upon death or full surrender, any Debt will be deducted from the proceeds.

10.6 TERMINATION FROM EXCESS LOAN.  If the Death Benefit Guarantee is
not in force, this contract will terminate when:

1) The Debt exceeds the Accumulated Value less any Decrease Charges applied to the Face Amount; and
2) Sixty-one days have elapsed since we mailed a notice to you at the address last known to us.

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11. VARIABLE ACCOUNT AND UNIT VALUES
-----------------------------------------------------------------------

11.1 VARIABLE ACCOUNT.  Premiums and Accumulated Value may be allocated or transferred to subaccounts of the Variable Account.  The Variable
Account is a separate investment account of the Society that is registered with the SEC as a unit investment trust.  The Variable
Account has subaccounts that invest in the corresponding underlying portfolios of one or more diversified open-end management investment companies, each of which is registered with the SEC.  Each subaccount purchases shares in a specific portfolio at net asset value.  If a portfolio is no longer available or we no longer consider it suitable for investment, we may substitute another portfolio or invest in a different investment company.  We may also add, delete, combine or modify subaccounts, combine the Variable Account with another separate account or invest in a different separate account.

Changes in the investment policy of the Variable Account are subject to any required approvals by the SEC and the insurance supervisory officials in the state of Wisconsin.  If required, the approval process is on file with the insurance supervisory officials in the state where this contract was delivered.

We own the assets of the Variable Account.  Income and realized and unrealized gains and losses from each subaccount of the Variable
Account are credited to or charged against that subaccount.  Assets of the Variable Account at any time will be at least equal to the reserves and other liabilities of the Variable Account.  These assets may not be charged with liabilities from any other business we conduct.  We may transfer assets in excess of Variable Account reserves and liabilities to our General Account.

11.2 ACCUMULATION UNIT VALUE.  The initial accumulation unit value for each subaccount was set when the subaccount was established.  At the end of any subsequent Valuation Period, the accumulation unit value for a subaccount is equal to (1) divided by (2) where:

1) Is the sum of:

   a) The net asset value of the corresponding portfolio of the subaccount at the end of the current Valuation Period; plus
   b) The amount of any dividend or capital gain distribution made by the portfolio if the "ex-dividend" date occurs during the
      Valuation Period; plus or minus
   c) A charge or credit for any taxes reserved for which we determine to be a result of the investment operation of the portfolio.

2) Is the number of accumulation units of that subaccount for all contracts.

Accumulation unit values are determined at the end of each Valuation
Period before the transfer or allocation of any amounts to or from the subaccounts.  The unit values may increase or decrease on each
Valuation Day.

11.3 NUMBER OF ACCUMULATION UNITS.  On the Contract Date, the number of accumulation units for this contract in any subaccount is equal to:

1) The accumulated value for this contract in that subaccount;

Divided by:

2) The accumulation unit value for that subaccount.

The number of accumulation units for this contract in any subaccount may increase or decrease at the end of each Valuation Period.  The number of accumulation units increases when, during the period:

1) Net Premiums are allocated to the subaccount;
2) Accumulated value is transferred to the subaccount from other subaccounts or from the Fixed Account; or
3) Repayments of Debt are transferred to the subaccount from the Loan
   Account.

The number of accumulation units decreases when, during the Valuation
Period:

1) Monthly Deductions are taken from the subaccount;
2) Accumulated value is transferred from the subaccount to other subaccounts or to the Fixed Account;
3) Partial Surrenders are applied against the subaccount;
4) Transfer charges are applied against the subaccount; or
5) Contract loans or accrued interest on loans are transferred from the subaccount to the Loan Account.

The increase or decrease in the number of accumulation units for this contract in any subaccount is equal to:

1) The dollar amount allocated or transferred to that subaccount or the dollar amount transferred from, taken from or applied against that subaccount;

Divided by:

2) The accumulation unit value for that subaccount at the end of the
   Valuation Period during which the amounts are allocated or transferred.

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12. FIXED ACCOUNT
-----------------------------------------------------------------------

12.1 FIXED ACCOUNT.  Amounts held in the Fixed Account, including the
DCA Fixed Account, are invested with our General Account assets.
Interest will be credited on net premiums allocated to the Fixed
Account and on accumulated value transferred to the Fixed Account from the date of allocation or transfer.  Interest is compounded daily and the effective annual interest rate will never be less than 3%.

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13. BENEFICIARY
-----------------------------------------------------------------------

13.1 BENEFICIARY.  One or more beneficiaries are named in the
Application.  You may change the beneficiary by giving Written Notice while the Insured is living.  The Written Notice must be received and approved by us for the change to be effective.  The effective date of the change will be the date you sign the notice or, if the notice is not dated, the date it is received at our Service Center.  We will not be liable for any payment made or action taken by us before we receive
Written Notice.

13.2 SUCCESSION OF BENEFICIARIES.  You may designate one or more beneficiaries to receive the Death Proceeds.  You will classify each beneficiary as primary or contingent.  Upon the Insured's death, we will pay the Death Proceeds to the beneficiaries of the Insured as follows:

1) Proceeds will be paid to the primary beneficiaries who are then alive.
2) If no primary beneficiaries are living, proceeds will be paid to the surviving contingent beneficiaries.
3) If no beneficiary survives, proceeds will be paid to the owner or, if the Insured is the owner, to the Insured's estate.

Other designations or successions of beneficiaries may be arranged with
us.  Any beneficiary who dies simultaneously with the Insured or within
15 days after the Insured dies and before Death Proceeds have been paid will be deemed to have died before the Insured.

13.3 SHARE OF PROCEEDS.  Unless you specify otherwise, each beneficiary in the same class of beneficiaries will have an equal share in any
Death Proceeds payable.

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14. SETTLEMENT PROVISIONS
-----------------------------------------------------------------------

14.1 PAYMENT OF PROCEEDS.  Proceeds from death or surrender are payable in a lump sum unless otherwise provided.  On Death Proceeds, we will pay interest from the date of death until the date of settlement.
Interest will be paid at the rate payable in Option 1 - Interest Income
(see Section 14.2) or, if greater, the rate required by law.  Instead of a lump sum, we may pay proceeds of $2,000 or more under any settlement option in Section 14.2 by means of a settlement agreement which we will issue.

14.2 OPTIONAL PLANS OF SETTLEMENT.  Proceeds payable under a settlement option may be paid under one or more of the following options.

Option 1 - Interest Income.  The proceeds may be left on deposit.
Interest earned may be paid in cash at regular intervals or left to accumulate at interest.  We will pay interest at a rate not less than
3% per year.  All or part of these proceeds may be withdrawn upon request.

Option 2 - Income of a Fixed Amount.  We will pay an income of a fixed amount at agreed upon intervals.  Interest will be credited on the unpaid balance at a rate not less than 3% per year.  Income will be paid until the proceeds and interest are paid in full.  Unless the income election was irrevocable, a payee may later elect to receive a lump sum in lieu of continuing payments.  The lump sum payable on any day is the present value of the remaining payments determined using the interest rate used to determine the annuity payments.

Option 3 - Income For a Fixed Period.  We will pay an income for a fixed period, not to exceed 360 months or, if greater, the life expectancy of the payee.  Guaranteed payments for fixed periods are shown in the table for this option on page 25.  Interest will be credited on the unpaid balance at a rate not less than 3% per year and the income will not be less than the amount shown.  Unless the income election was irrevocable, a payee may later elect to receive a lump sum in lieu of continuing payments.  The lump sum payable on any day is the present value of the remaining payments determined using the interest rate used to determine the annuity payments.

Option 4 - Life Income with Guaranteed Period.  We will pay an income for the lifetime of the payee.  A guaranteed period of up to 360 months may be elected.  If the payee dies during the guaranteed period, payments will be continued to the end of the period and will be paid to the payee's beneficiary.  After the first payment is made, this option may not be changed.  Guaranteed payments for selected ages and guaranteed periods of 10 and 20 years are shown on page 25.  The incomes are based on the Annuity 2000 Table and an effective annual interest rate of 3% using the sex and adjusted age of the payee on the date the first payment is due.

Option 5 - Joint and Survivor Life Income with Guaranteed Period.  We will pay an income as long as at least one of the two payees is alive.
A guaranteed period of up to 360 months may be elected.  If one payee dies during the guaranteed period, payments will continue for the lifetime of the surviving payee.  Before the first payment is made under this option, a reduction factor may be elected which will reduce any payments made after the guaranteed period by the elected reduction factor if only one payee is then living.  Payments made during the guaranteed period will be larger if a reduction factor is elected.  If both payees die during the guaranteed period, payments will be continued to the end of that period and will be paid to the payee's beneficiary.  After the first payment is made, this option may not be changed.

Guaranteed payments for male and female payees at selected ages and guaranteed periods of 10 and 20 years are shown on page 26.  The incomes are based on the Annuity 2000 Table and an effective annual interest rate of 3% using the sex and adjusted age of each payee on the date the first payment is due.

Adjusted Age.  As used in Options 4 and 5, adjusted age is the age nearest birthday decreased by the adjustment shown below:

           Year of First       Age
             Payment        Adjustment

            2000-2009           0
            2010-2019           1
            2020-2029           2
            2030-2039           3
            2040-2049           4
            2050-2059*          5

     * For each succeeding decade, the age
     adjustment continues to increase by 1.

Option 6 - Other Options.  The proceeds may be paid under any other settlement option agreeable to us.

14.3 ELECTION OF AN OPTION.  You may elect an option by Written Notice during the Insured's lifetime.  The option must be elected before proceeds become payable.  Assignees and third-party owners may elect an option only with our consent.  Each payee under Options 4 and 5 must be a natural person.

If Death Proceeds are payable, the beneficiary may elect a settlement option provided that:

1) The manner of settlement has not been restricted before the
   Insured's death; and
2) Death Proceeds have not been paid.

Election of an option is subject to these conditions:

1) Payments must not be less than $50; and
2) Payments are made only at annual, semiannual, quarterly or monthly intervals.

If the beneficiary does not receive Death Proceeds or elect a settlement option by the date one year after we receive proof of the
Insured's death, Death Proceeds will then be calculated and applied under Option 1 - Interest Income.

                                                               OPTION 3
                                        Guaranteed Monthly Payments for Each $1,000 of Proceeds

------------------------------------------------------------------------------------------------------------------------
   Years       Monthly      Years      Monthly      Years     Monthly      Years      Monthly      Years      Monthly
  Payable      Payment     Payable     Payment     Payable    Payment     Payable     Payment     Payable     Payment
------------------------------------------------------------------------------------------------------------------------
     1          84.46         7         13.16        13         7.71        19         5.72         25         4.70
     2          42.85         8         11.68        14         7.25        20         5.51         26         4.58
     3          28.99         9         10.53        15         6.86        21         5.31         27         4.47
     4          22.06        10         9.61         16         6.52        22         5.14         28         4.37
     5          17.90        11         8.86         17         6.22        23         4.98         29         4.27
     6          15.13        12         8.23         18         5.96        24         4.84         30         4.18
------------------------------------------------------------------------------------------------------------------------
     Annual, Semiannual of Quarterly payments are 11.839, 5.963 and 2.992 respectively, times the Monthly payment
------------------------------------------------------------------------------------------------------------------------

                                                               OPTION 4
                                                   Male Payee - Monthly Life Income

------------------------------------------------------------------------------------------------------------------
                           Guaranteed Monthly Life Income for Each $1,000 of Proceeds
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
  Adjusted     Payments     Payments    Adjusted     Payments    Payments     Adjusted    Payments     Payments
                                         Age of
Age of Payee  Guaranteed   Guaranteed     Payee     Guaranteed  Guaranteed  Age of Payee Guaranteed   Guaranteed
 on Date of       for         for      on Date of      for          for      on Date of      for         for
First Payment  10 years     20 years      First      10 years    20 years      First      10 years     20 years
                                         Payment                              Payment
                                                                                                     -------------
------------------------------------------------------------------------------------------------------------------
     40          3.53         3.50         65          5.48        4.88          75         7.08         5.36
                                           66          5.62        4.94          76         7.25         5.39
     45          3.76         3.70         67          5.77        5.00          77         7.43         5.41
     50          4.05         3.95         68          5.92        5.06          78         7.61         5.43
     55          4.41         4.24         69          6.07        5.11          79         7.78         5.45
------------------------------------------------------------------------------------------------------------------
     60          4.88         4.56         70          6.23        5.16
     61          4.99         4.62         71          6.39        5.21          80         7.95         5.46
     62          5.10         4.69         72          6.56        5.25          85         8.69         5.50
     63          5.23         4.75         73          6.73        5.29          90         9.20         5.51
     64          5.35         4.82         74          6.90        5.33          95         9.49         5.51
------------------------------------------------------------------------------------------------------------------

                                                  Female Payee - Monthly Life Income

------------------------------------------------------------------------------------------------------------------
                      Option 4 - Guaranteed Monthly Life Income for Each $1,000 of Proceeds
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
  Adjusted     Payments     Payments    Adjusted     Payments    Payments     Adjusted    Payments     Payments
                                         Age of
Age of Payee  Guaranteed   Guaranteed     Payee     Guaranteed  Guaranteed  Age of Payee Guaranteed   Guaranteed
 on Date of       for         for      on Date of      for          for      on Date of      for         for
First Payment  10 years     20 years      First      10 years    20 years      First      10 years     20 years
                                         Payment                              Payment
------------------------------------------------------------------------------------------------------------------
                                           65          5.07        4.71          75         6.67         5.31
     40          3.37         3.35         66          5.20        4.78          76         6.86         5.35
     45          3.57         3.54         67          5.33        4.85          77         7.06         5.38
     50          3.81         3.76         68          5.47        4.92          78         7.26         5.40
     55          4.13         4.03         69          5.62        4.99          79         7.46         5.43
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
     60          4.54         4.35         70          5.78        5.05          80         7.66         5.45
     61          4.63         4.42         71          5.94        5.11
     62          4.73         4.49         72          6.11        5.17          85         8.55         5.50
     63          4.84         4.57         73          6.29        5.22          90         9.15         5.51
     64          4.95         4.64         74          6.48        5.27          95         9.47         5.51
------------------------------------------------------------------------------------------------------------------

                                                               OPTION 5
                                             Male and Female Payees - Monthly Life Income

------------------------------------------------------------------------------------------------------------------
                      Option 5 - Guaranteed Monthly Life Income for Each $1,000 of Proceeds
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Adjusted Age           Payment Guaranteed for 10 Years                   Payment Guaranteed for 20 Years
   of Male
  Payee on
   Date of
First Payment

              ----------------------------------------------------------------------------------------------------
              ----------------------------------------------------------------------------------------------------
                Adjusted Age of Female Payee on Date of First     Adjusted Age of Female Payee on Date of First
                                   Payment                                           Payment
              ----------------------------------------------------------------------------------------------------
                  60           65          70           75          60           65          70           75
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
     60          4.10         4.31        4.51         4.66        4.07         4.26        4.40         4.50
     65          4.24         4.54        4.83         5.08        4.19         4.44        4.65         4.79
     70          4.36         4.73        5.13         5.52        4.27         4.57        4.84         5.03
     75          4.43         4.87        5.38         5.92        4.32         4.66        4.96         5.19
                                                                                                     -------------
------------------------------------------------------------------------------------------------------------------
    Rates not shown will be calculated on the same basis as the above rates and will be provide upon request.
------------------------------------------------------------------------------------------------------------------

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15. DIVIDENDS
-----------------------------------------------------------------------

15.1 DIVIDENDS.  Each year we will determine our divisible surplus.
This contract's share, if any, will be based on amounts in the Fixed
Account and credited as a dividend on the Contract Anniversary.  Since we do not expect this contract to contribute to divisible surplus, it is not expected that any dividends will be credited.

15.2 DIVIDEND OPTIONS.  You may choose to apply dividends under any of the options listed below.  Dividends will be applied under the Payment of Premium option unless a different option has been chosen in writing.

Cash.  Dividends are paid in cash.

Payment of Premium.  Dividends are applied as payment of a Net Premium and allocated to the Fixed Account on the Contract Anniversary.

THRIVENT FINANCIAL FOR LUTHERANS
A Fraternal Benefit Society
Appleton, Wisconsin  54919-0001                        Flexible Premium
                                                Variable Life Insurance
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Flexible Premium Variable Life Insurance.
Life insurance payable at death.
Adjustable death benefit.
Contract benefits reflect investment experience of Variable Account.
Annual dividends payable if earned.
Settlement options to provide income.